Exhibit 5.1

Dechert LLP

2929 Arch Street

Philadelphia, PA 19104

December 15, 2010

Church & Dwight Co., Inc.

469 North Harrison Street

Princeton, New Jersey 08543-5297

Re: Registration Statement on Form S-3 (Registration No. 333-166762)

Ladies and Gentlemen:

We have acted as special counsel to Church & Dwight Co., Inc., a Delaware corporation (the “Company”) in connection with its offering pursuant to a registration statement on Form S-3 (Registration No. 333-166762) filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on May 12, 2010, that became automatically effective upon filing on May 12, 2010 (the “Registration Statement”) and the prospectus, dated May 12, 2010, as supplemented by the prospectus supplement thereto dated December 8, 2010 (collectively the “Prospectus”), of $250,000,000 aggregate principal amount of 3.35% Senior Notes due 2015 (the “Notes”). The Company will sell the Notes pursuant to the Underwriting Agreement substantially in the form filed as Exhibit 1.1 (the “Underwriting Agreement”) to the Current Report on Form 8-K filed December 10, 2010, by the Company with the Commission to the respective underwriters named in Schedule A of the Underwriting Agreement. The Notes will be issued pursuant to the Indenture dated as of December 15, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 15, 2010 entered into between the Company and the Trustee (as supplemented, the “Indenture”).

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the following documents:

(1)	the Registration Statement;

(2)	the Prospectus;

(3)	the Underwriting Agreement;

(4)	the term sheet dated December 8, 2010, filed with the Commission on December 8, 2010 pursuant to Rule 433 of the Securities Act;

(5)	the Indenture;

(6)	the Notes in global form as executed by the Company and the Trustee; and

(7)	the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on June 6, 2003, as amended through the date hereof and the Amended and Restated Bylaws of the Company dated January 28, 2009.

As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements (including representations in the Underwriting Agreement) of officers and representatives of the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement. In our examination, we have assumed, without independent examination, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, when (i) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus and (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Notes will have been duly authorized and the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, laws of the State of New York and the federal laws of the United States and we express no opinion as to any other laws or the laws of any other jurisdiction.

The opinion expressed herein is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter in effect, (ii) general principles of equity, whether enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and (iii) an implied covenant of good faith and fair dealing. In addition, any such enforceability opinion is subject to the further qualification that a court may decline to enforce the choice of law provisions on the grounds of comity or because United States constitutional requirements are not satisfied. We express no opinion concerning the enforceability of waivers of rights or defenses or any indemnification or contribution provisions contained in any agreement or instrument.

This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dechert LLP